Exhibit 99.1

Moleculin Hits 45 Subject Enrollment Milestone, Triggering Final Countdown to Mid-2026 MIRACLE Trial Data Readout

-	First Interim Unblinding of Pivotal AML Trial Now Imminent — Potentially the Most Important Data Moment in Company History

-	Early Blinded Results Show 40% Remission Rate Across Difficult-to-Treat Patient Population

-	Enrollment Accelerating Toward 90 Subject Threshold as Phase 3 Pathway Takes Shape

HOUSTON, March 23, 2026 /PRNewswire/ -- Moleculin Biotech, Inc., (Nasdaq: MBRX) (“Moleculin” or the “Company”), today announced that the 45th subject has been enrolled in its pivotal Phase 2B/3 MIRACLE trial evaluating Annamycin in combination with cytarabine (AnnAraC) for the treatment of adult subjects with relapsed or refractory acute myeloid leukemia (R/R AML). This milestone triggers the final phase of preparation for the trial’s interim 45 subject data unblinding, which remains on track for mid-2026 and represents a potentially defining inflection point for the Company.

“We believe this upcoming data readout represents the most important milestone in our history to date,” said Walter Klemp, Chairman and CEO of Moleculin. “This is a critical achievement for Moleculin and, more importantly, for patients facing relapsed or refractory AML. Reaching the 45 subject mark brings us to the threshold of our first meaningful look at MIRACLE data. Based on what we believe to be encouraging blinded results announced in February, we believe we are building real momentum toward what could be a transformative outcome. Our Phase 2 AML MB-106 clinical trial generated greater efficacy than any drug ever approved for relapsed or refractory AML, and it contributed to the more than 100 patients treated to date without any associated cardiotoxicity. What remains now is to demonstrate that a larger Phase 3 trial can produce results that will support new drug approval. The upcoming unblinding of the first 45 subjects should be a strong indicator of that potential. A true next-generation anthracycline has long been sought by medical science and would rightly be considered a gamechanger, not just for AML but for a wide range of cancers. We now appear to be on the threshold of finding out whether this can become a reality.”

Moleculin Biotech continues to advance toward a defining milestone with its ongoing MIRACLE trial, a global, adaptive Phase 2B/3 study designed to evaluate AnnAraC across eight countries to date. The trial protocol provides for early unblinding of data after the first 45 subjects complete treatment, which is expected to yield an initial dataset of approximately 30 patients treated with AnnAraC (at two different dose levels) and 15 patients in the control arm receiving cytarabine plus placebo. This upcoming interim readout is anticipated to provide critical insights into efficacy, safety, and dose optimization as the study progresses toward its Phase 3 portion. Enrollment continues in parallel with the 45th subject unblinding as the Company advances to 90 total subjects thereby concluding Part A of MIRACLE, expected in Q3 2026, with the complete unblinding of Part A thereafter.

Encouraging early signals have already emerged from this difficult-to-treat patient population. In February 2026, Moleculin reported a preliminary blinded composite complete remission rate of 40% among the first 30 patients enrolled in the MIRACLE trial, consisting of 30% complete remission and 10% complete remission with partial hematologic recovery. These findings are particularly notable given that approximately 35% of subjects had previously failed venetoclax-based therapies, and many exhibited adverse genetic markers typically associated with poor outcomes. Additionally, the multinational nature of the trial underscores consistent activity across diverse clinical settings. Even with the inclusion of the control arm, these preliminary blinded aggregate outcomes compare favorably to historical remission rates associated with cytarabine alone in relapsed or refractory acute myeloid leukemia.

The MIRACLE trial’s adaptive design is intended to support a streamlined global registration pathway by integrating data from its Phase 2B portion into the planned Phase 3 portion, in alignment with regulatory guidance, including FDA Project Optimus principles. Following the interim readout, enrollment is expected to continue toward 90 patients to enable a second unblinding, with the Phase 3 portion of the study commencing once the optimum dose is determined. The program remains on track toward a potential accelerated approval pathway based solely on the Complete Remission primary endpoint.

Progress in the MIRACLE trial also reflects broader momentum across Moleculin’s oncology pipeline, which includes ongoing and planned studies targeting pancreatic cancer, brain tumors, and soft tissue sarcoma. With dosing of the 45th subject now complete, the Company is entering a catalyst-rich period leading up to the anticipated mid-2026 interim data readout, a milestone that could significantly influence the future development of Annamycin in the treatment of acute myeloid leukemia.

For additional information on the MIRACLE trial, please visit ClinicalTrials.gov and reference Identifier: NCT06788756.

About Moleculin Biotech, Inc.

Moleculin Biotech, Inc. is a Phase 3 clinical stage pharmaceutical company advancing a pipeline of therapeutic candidates addressing hard-to-treat tumors and viruses. The Company’s lead program, Annamycin (also known as naxtarubicin), is a next-generation highly efficacious and well tolerated anthracycline designed to avoid multidrug resistance mechanisms and to lack the cardiotoxicity common with currently prescribed anthracyclines. Annamycin is currently in development for the treatment of relapsed or refractory acute myeloid leukemia (AML) and soft tissue sarcoma (STS) lung metastases.

The Company has begun the MIRACLE (Moleculin R/R AML AnnAraC Clinical Evaluation) Trial (MB-108), a pivotal, adaptive design Phase 3 trial evaluating Annamycin in combination with cytarabine, together referred to as AnnAraC (the combination of Annamycin and cytarabine, also referred to as “Ara-C”) for the treatment of relapsed or refractory acute myeloid leukemia. Following a successful Phase 1B/2 study (MB-106), with input from the FDA, the Company believes it has substantially de-risked the development pathway towards a potential approval for Annamycin for the treatment of AML. This study remains subject to appropriate future filings with potential additional feedback from the FDA and their foreign equivalents.

Additionally, the Company is developing WP1066, an Immune/Transcription Modulator capable of inhibiting p-STAT3 and other oncogenic transcription factors while also stimulating a natural immune response, targeting brain tumors, pancreatic and other cancers. Moleculin also has in its pipeline a portfolio of antimetabolites, including WP1122 for the potential treatment of pathogenic viruses, as well as certain cancer indications.

For more information about the Company, please visit www.moleculin.com and connect on X, LinkedIn and Facebook.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, the expected timing and results of the 45-subject interim data unblinding in the MIRACLE trial, the anticipated clinical milestones set forth above, and the potential efficacy and safety of Annamycin and AnnAraC in R/R AML and other indications. Moleculin will require significant additional financing, for which the Company has no commitments, in order to conduct its clinical trials as described in this press release, and the milestones described in this press release assume the Company’s ability to secure such financing on a timely basis. Although Moleculin believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. The Company relies on the reports of its expert with regard to the absence of cardiotoxicity. The dataset referenced in this press release is subject to the review of the data from future subjects in its current and future clinical trials and long-term follow-up with subjects in its current trials. Moleculin has attempted to identify forward-looking statements by terminology including ‘believes,’ ‘estimates,’ ‘anticipates,’ ‘expects,’ ‘plans,’ ‘projects,’ ‘intends,’ ‘potential,’ ‘may,’ ‘could,’ ‘might,’ ‘will,’ ‘should,’ ‘approximately’ or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under Item 1A. “Risk Factors” in our most recently filed Form 10-K filed with the Securities and Exchange Commission (SEC) and updated from time to time in our Form 10-Q filings and in our other public filings with the SEC. Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Investor Contact:
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